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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   Form 8-K


                                CURRENT REPORT


                    Pursuant To Section 13 or 15(d) of the
                       Securities Exchange Act of 1934


Date of Report (Date of earliest event reported) December 7, 1995


                               KCS Energy, Inc.
             Exact name of registrant as specified in its charter


             Delaware                  1-11698                22-2889587
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  (State or other jurisdiction      (Commission             (IRS Employer
       of incorporation)            File Number)          Identification No.)


    379 Thornall Street, Edison, New Jersey                          08837
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   (Address of principal executive offices)                        (Zip Code)


                                (908) 632-1770
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              Registrant's telephone number, including area code


                                NOT APPLICABLE
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        (Former name or former address, if changed since last report.)

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Item 2. Acquisition or Disposition of Assets.

        On December 7, 1995, KCS Energy, Inc. (the "Company") closed the acquisition of various oil and gas interests in the northern and southern Niagaran Reef trend in Michigan from Hawkins Oil of Michigan, Inc. ("Hawkins") and its predecessor, Savoy Oil & Gas, Inc. ("Savoy"), for an aggregate purchase price of approximately $31 million, including (i) a volumetric production payment ("VPP") covering certain reserves, (ii) escalating working interests in related properties, (iii) participation rights in an exploration program, described below, (collectively, the "Michigan Acquisition") and (iv) the right to receive overriding royalty interests in properties to be developed in the future.

        The VPP provides for the delivery through January 31, 2006 to the Company of approximately 13.7 Bcf of natural gas and 1.1 MMbbls of oil from reserves produced principally from 89 wells operated by Hawkins, all of which were acquired by Hawkins as a result of a merger with Savoy. The operator will bear all development and lease operating expenses attributable to these reserves. The Company will bear a proportionate share of applicable severance taxes on its produced volumes. Hawkins has the right through August 31, 1998 to repurchase from the Company up to one-third of the then-outstanding VPP at a pre-determined schedule of purchase prices that provide the Company with an agreed-upon rate of return.

     The separately acquired working interests cover 30 wells on related properties located in the Niagaran Reef trend and add approximately 3.1 Bcf of natural gas and 219 Mbbls of oil to the Company's proved reserves. The Company is entitled to a 10% working interest in these wells until the first payout date (estimated to occur in April 1996), 15% until the second payout date (estimated to occur in the first quarter of 1997) and 30% thereafter.

     A separate agreement provides for the Company's right to participate in a three-year exploration program with Hawkins and former principals of Savoy.
The majority of the prospects in this program are anticipated to be generated pursuant to a farmout agreement which covers approximately 150,000 gross
(56,250 net) acres in the Niagaran Reef trend, and also includes rights to use approximately 17,000 miles of proprietary seismic data in the area. The Company has the right to participate in individual drilling prospects on an equal basis with Hawkins and has agreed, under certain conditions, to fund both its and Hawkins' participation costs including well development and engineering costs, and to recover, as an annual priority payment out of net production proceeds, 133% of the total costs annually advanced by the Company.

     The Company has also entered into an agreement whereby it is entitled to receive assignments of overriding royalty interests in certain properties to be developed by Hawkins pursuant to the exploration agreement. The interests to be assigned to the Company will be determined based upon lease burdens and the participating interests of other parties.

     The Michigan Acquisition was financed through the Company's currently existing senior secured volumetric production payment credit facility with Comerica Bank-Texas and Den norske Bank and a note recently sold to Nomura Holding America, Inc.



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     There are no material relationships between Hawkins and Savoy on the one hand, and the Company or any of its affiliates, directors or officers, or any associate of any such director or officer on the other.




Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(b) Pro forma financial information

     It is impractical to file pro forma financial information at this time. The Company will file such pro forma financial information as soon as practicable. It is expected that such information will be filed by amendment to this Form 8-K on or before February 15, 1996.

(c) Exhibits.

2.1 Purchase and Sale Agreement dated as of November 30, 1995 between the Company and Hawkins Oil of Michigan, Inc. (formerly Savoy Oil & Gas, Inc.)
2.2  Conveyance of Production Payment dated as of November 30, 1995
2.3  Production and Delivery Agreement dated as of November 30, 1995
2.4  Option Agreement dated as of November 30, 1995
2.5  Drilling Participation Agreement dated December 7, 1995
2.6  Assignment and Bill of Sale (Working Interests)




                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                              KCS Energy, Inc.



Dated: December 22, 1995                      By:  /s/  HENRY A. JURAND
                                                  __________________________
                                                  Henry A. Jurand, Secretary
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                               INDEX TO EXHIBITS

2.1 Purchase and Sale Agreement dated as of November 30, 1995 between the Company and Hawkins Oil of Michigan, Inc. (formerly Savoy Oil & Gas, Inc.)
2.2  Conveyance of Production Payment dated as of November 30, 1995
2.3  Production and Delivery Agreement dated as of November 30, 1995
2.4  Option Agreement dated as of November 30, 1995
2.5  Drilling Participation Agreement dated December 7, 1995
2.6  Assignment and Bill of Sale (Working Interests)